Exhibit 99.1

News
Merrill Lynch & Co., Inc.

World Headquarters
4 World Financial Center
New York, New York 10080

Release date: September 4, 2008

For information contact:
Media Relations:
Jessica Oppenheim (212) 449 2107
Jessica_Oppenheim@ml.com

Investor Relations:
Sara Furber (866) 607-1234
Investor_Relations@ml.com
Alberto Cribiore Resigns From Merrill Lynch
Board of Directors
     NEW YORK, September 4, 2008 — Merrill Lynch & Co., Inc. (NYSE: MER) today announced that Alberto Cribiore is resigning from the company’s board of directors to accept a senior executive position at Citigroup. Mr. Cribiore’s resignation is effective as of September 3, 2008. He has been a member of the Merrill Lynch Board of Directors since 2003.
     “Alberto has informed me of his decision to resign from the board of Merrill Lynch. We are grateful for his years of leadership and contributions, including recently serving as interim non-executive chairman, and head of the CEO search committee. On behalf of the board, our shareholders, and employees around the world, I want to thank Alberto and wish him well. Citigroup is fortunate to have Alberto in this new role,” said John A. Thain, chairman and CEO of Merrill Lynch.
     “I feel this is the right time for me to make this move. I am delighted by the excellent progress that Merrill has made under John’s leadership over the past 9 months and have great confidence in the company’s long term prospects in the hands of this capable board and world-class senior management team,” said Mr. Cribiore. “With this move, I return to a hands-on operational role, as opposed to a purely advisory position. It is this challenge that truly excites me, but unfortunately, in taking this new responsibility at Citi, I had to resign from my position as a Merrill Lynch Director. I feel deeply honored and privileged to have participated in the progress made at Merrill Lynch and in particular to have been associated with the great people of Merrill Lynch worldwide.”
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies with offices in 40 countries and territories and total client assets of approximately $1.6 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies with $1.4 trillion in assets under management at June 30, 2008. For more information on Merrill Lynch, please visit www.ml.com.
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